UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  December 4, 2002

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200,
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former Name, Former Address, and Former Fiscal Year, If Changed Since Last Report)

Item 5.  Other Events.

1.                  On December 6, 2002, Registrant issued the following press release:
Penn Virginia Corporation
One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA   19087

FOR IMMEDIATE RELEASE

Contact:                        Frank A. Pici, Executive Vice President and Chief Financial Officer
                                       (610) 687-8900  Fax (610) 687-3688  E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES NEW DIRECTOR

RADNOR, Pa., December 6, 2002 - Penn Virginia Corporation (NYSE: PVA) announced today that H. Jarrell Gibbs was elected to the
    Company's Board of Directors.

Penn Virginia President and Chief Executive Officer, A. James Dearlove said, "We are both pleased and fortunate to have Jarrell join the Penn Virginia Board of Directors.  His broad experience and knowledge encompass all aspects of the energy industry, and he will make an immediate impact in helping to guide Penn Virginia's strategy."

From 1980 to 2002, Mr. Gibbs served in various capacities, including Vice Chairman and President, with TXU Corporation, a Dallas based international energy services company with sales of $17 billion.  Prior to joining TXU, Mr. Gibbs served for 20 years in the U.S. Army from which he retired having attained the rank of Lieutenant Colonel.

PVA is an energy company focused on creating sustainable earnings growth from natural gas and coal royalties.  The Company is engaged primarily in the development and production of natural gas, the leasing of mineral rights and the collection of royalties.  PVA is headquartered in Radnor, PA.

*****

This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by PVA, projected quantities of future coal production by lessees producing coal from reserves leased from PVR, costs and expenditures, as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by PVA and PVR. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.

PVA is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE:PVR), PVA is also in the business of managing coal and timber properties.  PVA is headquartered in Radnor, PA.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2002	PENN VIRGINIA CORPORATION

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Vice President